UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2014

NEENAH PAPER, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 Entry into a Material Definitive Agreement

Neenah Paper, Inc. (the “Company”) today announced it signed a definitive agreement on June 2, 2014, to purchase all of the outstanding equity of Crane Technical Materials, Inc. (“CTM”) from Crane & Co., Inc. (“Crane”) for a purchase price of $72 million, comprised of $64 million for the business and $8 million related to future cash tax benefits that the Company is expected to receive as a result of the transaction.  CTM manufactures performance-oriented wet laid nonwovens media for filtration end markets as well as environmental, energy and industrial uses.

The transaction is expected to close in July 2014 and is subject to customary closing conditions.  The transaction has been approved by the Company’s Board of Directors. The definitive purchase agreement also contains a provision that provides for a potential additional payment (the “Earnout Payment”). Should the CTM business exceed a minimum threshold, an Earnout Payment from zero to $13 million could be earned by Crane if the CTM business achieves certain results above targeted profit levels for the year ending December 31, 2014.  The Earnout Payment, if any, would be due 90 days following the end of the fiscal year. In purchasing the outstanding equity of CTM, the Company will be assuming all rights, obligations and liabilities of CTM, subject to certain representations, warranties, terms, conditions and indemnities from Crane typical in this type of transaction.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 5, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: June 5, 2014	/s/ Steven S. Heinrichs
Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

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